Exhibit 10.9
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and among
DTS, INC.,
DTS BVI LIMITED,
SPATIALIZER AUDIO LABORATORIES, INC.
and
DESPER PRODUCTS, INC.
dated as of
September 18, 2006

EXHIBITS
Exhibit A – Form Of Assumption Agreement
Exhibit B – Purchase Price Allocation
Exhibit C – Form Of Bill Of Sale And Assignment
Exhibit D – Schedule Of Liens
Exhibit E – Assumed Contracts

ASSET PURCHASE AGREEMENT
     Asset Purchase Agreement, dated as of September 18, 2006, by and among DTS, Inc., a Delaware corporation (“Purchaser”), DTS BVI Limited, a corporation organized under the laws of the British Virgin Islands and a subsidiary of Purchaser (“Purchaser Subsidiary”), Spatializer Audio Laboratories, Inc., a Delaware corporation (“Seller”), and Desper Products, Inc., a California corporation which is a wholly owned subsidiary of Seller (“Seller Subsidiary”). Certain capitalized terms used in this Agreement have the meanings assigned to them in ARTICLE IX.
     WHEREAS, the Boards of Directors of each of Purchaser, Purchaser Subsidiary, Seller and Seller Subsidiary has approved, and deems it advisable and in the best interests of its respective stockholders to consummate the acquisition of the Purchased Assets by Purchaser, which acquisition is to be effected by the sale of the Purchased Assets to Purchaser or Purchaser Subsidiary, as determined by Purchaser, by Seller and Seller Subsidiary, subject to only those liabilities expressly assumed by Purchaser or Purchaser Subsidiary pursuant hereto, and otherwise upon the terms and subject to the conditions set forth herein; and
     WHEREAS, Purchaser and Purchaser Subsidiary intend to co-develop the Purchased Assets and allocate them among each of them such that all tangible Purchased Assets and all other domestic Purchased Assets be transferred to Purchaser and all foreign Purchased Assets be transferred to Purchaser Subsidiary, each at the Closing as contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     Section 1.1 Sale and Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller and Seller Subsidiary shall sell, convey, assign, transfer and deliver to Purchaser or Purchaser Subsidiary as specified by Purchaser the Purchased Assets, and Purchaser or Purchaser Subsidiary, as applicable, agrees to purchase and accept from Seller and Seller Subsidiary the Purchased Assets, free and clear of all Encumbrances, except for the Encumbrances specifically to be assumed by Purchaser or Purchaser Subsidiary pursuant to the Assumption Agreement in the form of Exhibit A hereto (the “Assumption Agreement”). The term “Purchased Assets” means all of Seller’s and Seller Subsidiary’s right, title and interest in and to all property and assets, real, personal or mixed, tangible or intangible, of every kind and description, wherever located, used in the conduct of the Business, and shall include but not be limited to:
     (a) all Seller Intellectual Property;
     (b) all Assumed Contracts;

     (c) all accounts receivable and royalties originating from the Assumed Contracts, subject to Purchaser’s obligation pursuant to Section 5.14; and
     (d) all records, reports and databases related to outbound licenses of Seller Intellectual Property;
provided, that, (x) cash and cash equivalents and (y) accounts receivable not originating from the Assumed Contracts are not Purchased Assets.
     Section 1.2 Assumption of Liabilities. Except for obligations specifically to be assumed by Purchaser or Purchaser Subsidiary pursuant to the Assumption Agreement, neither Purchaser nor Purchaser Subsidiary shall assume nor shall be deemed to have assumed or agreed to be responsible for any Liabilities of Seller, Seller Subsidiary or any of either of their Affiliates, whether or not arising out of the ownership and operation of the Purchased Assets or the Business. Upon the terms and subject to the conditions of this Agreement and the Assumption Agreement, Purchaser or Purchaser Subsidiary, as determined by Purchaser, shall assume on the Closing Date, effective as of the time of the Closing, and pay, perform and discharge when due all liabilities, obligations and commitments under the Assumed Contracts, to the extent arising or relating to performance by Seller or Seller Subsidiary after the Closing Date, other than any Liabilities, arising due to any breach of any such Assumed Contract by Seller or Seller Subsidiary (collectively, the “Assumed Liabilities”).
     Section 1.3 Excluded Liabilities. Notwithstanding any provision in this Agreement, Purchaser or Purchaser Subsidiary, as applicable, is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller, Seller Subsidiary or any of either of their Affiliates whether or not arising out of the ownership and operation of the Purchased Assets or the Business (all Liabilities of Seller, Seller Subsidiary and either of their Affiliates not expressly assumed by Purchaser or Purchaser Subsidiary shall be retained by Seller, Seller Subsidiary and their Affiliates and are referred to as the “Excluded Liabilities”). Without limiting the generality of the preceding sentence, the Excluded Liabilities include:
     (a) all Liabilities relating to the operations of Seller or Seller Subsidiary or the Business, except as set forth in Section 1.2;
     (b) all Liabilities related to any accounts payable or any indebtedness of Seller or Seller Subsidiary, except those Liabilities first arising after the Effective Time under the Assumed Contracts;
     (c) all Liabilities relating to any products manufactured or licensed by Seller or Seller Subsidiary prior to the Effective Time, including warranty obligations and product liabilities and intellectual property indemnities irrespective of the legal theory asserted;
     (d) all Liabilities related to any Assumed Contract that arise prior to the Effective Time;
     (e) all Liabilities related to any Assumed Contract that arise subsequent to the Effective Time but that arise out of or relate to any breach that occurred prior to the Effective Time;

     (f) all Liabilities with respect to Taxes relating to the Business, the Seller or Seller Subsidiary;
     (g) subject to Purchaser’s limited obligation pursuant to Section 10.1, all Liabilities with respect to Taxes arising out of or relating to the sale of the Purchased Assets or assumption of the Assumed Liabilities;
     (h) all Liabilities with respect to Taxes relating to the ownership or use of the Purchased Assets prior to the Effective Time;
     (i) all Liabilities, obligations and commitments relating to any Environmental Claim;
     (j) all Liabilities relating to any employee benefits or employee plans provided to any employee or consultant of Seller or Seller Subsidiary;
     (k) all Liabilities relating to employment, severance or termination agreements with any employee or consultant of Seller or Seller Subsidiary;
     (l) all Liabilities relating to any violation of law by Seller or Seller Subsidiary or any litigation against Seller or Seller Subsidiary; and
     (m) all Liabilities relating to brokers fees or success fees with respect to the Transaction.
     Section 1.4 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser and Purchaser Subsidiary of the Purchased Assets, at the Closing Purchaser shall (i) pay or cause to be paid to Seller an amount of cash equal to One Million Dollars ($1,000,000) U.S. and (ii) Purchaser or Purchaser Subsidiary, as determined by Purchaser, shall assume the Assumed Liabilities.
     Section 1.5 Allocation of Purchase Price; Tax Filings. The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit B hereto, which has been arrived at by arm’s length negotiation, in compliance with Section 1060 of the Code and the regulations promulgated thereunder. Each of Purchaser, Purchaser Subsidiary, Seller and Seller Subsidiary shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that the Allocation set forth on Exhibit B hereto is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

ARTICLE II
THE CLOSING
     Section 2.1 The Closing. The sale and transfer of the Purchased Assets by Seller and Seller Subsidiary to Purchaser and Purchaser Subsidiary shall take place at the offices of Purchaser, 5171 Clareton Drive, Agoura Hills, CA 91301, at 10:00 a.m., local time, on a day mutually agreed to by Seller and Purchaser which day shall be not later than ten Business Days following the satisfaction or waiver of all conditions to closing set forth in ARTICLE VI (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date or place is agreed in writing by each of the parties hereto.
     Section 2.2 Deliveries by Seller and Seller Subsidiary. At the Closing, Seller and Seller Subsidiary shall deliver or cause to be delivered to Purchaser and Purchaser Subsidiary:
     (a) a duly executed Bill of Sale and Assignment in the form annexed hereto as Exhibit C;
     (b) all documents of title and instruments of conveyance necessary to transfer and record beneficial and record ownership to Purchaser or Purchaser Subsidiary, as applicable, of all Purchased Assets;
     (c) assignments of all Patents, Trademarks, trade names, domain names, ideas, assumed names and Copyrights and all applications and disclosures therefor and all other Intellectual Property included among the Purchased Assets;
     (d) duly executed copies of all required consents;
     (e) all documents containing or relating to “know-how” to be acquired by Purchaser or Purchaser Subsidiary pursuant hereto;
     (f) all of the books, records and customer data and reports of Seller or Seller Subsidiary relating to the Purchased Assets;
     (g) the officers’ certificate referred to in Section 6.2(c) hereof;
     (h) all such other deeds, endorsements, assignments and other instruments as, in the opinion of Purchaser’s counsel, are necessary to vest in Purchaser or Purchaser Subsidiary, as applicable, good and marketable title to the Purchased Assets free and clear of all Encumbrances;
     (i) evidence of the satisfaction of all obligations and release of all liens encumbering the Purchased Assets, including without limitation those items specified on Exhibit D hereto ; and
     (j) all other previously undelivered documents required to be delivered by Seller or Seller Subsidiary to Purchaser or Purchaser Subsidiary at or prior to the Closing in connection with the Transactions.

     Seller and Seller Subsidiary shall take all actions reasonably requested by Purchaser to deliver physical possession of the Purchased Assets to Purchaser or Purchaser Subsidiary at the Closing at such location in southern California as is specified by Purchaser; provided, that, all out of pocket costs related to delivery of the Purchased Assets that are either arranged for by Purchaser, or arranged for by Seller with Purchaser’s written pre-approval, shall be paid or reimbursed, as applicable, by Purchaser.
     Section 2.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
     (a) immediately available funds in the amount of One Million Dollars ($1,000,000) (U.S.);
     (b) the Assumption Agreement, duly executed by Purchaser or Purchaser Subsidiary, as applicable;
     (c) the officer’s certificate referred to in Section 6.3 hereof; and
     (d) such other documents as are required to be delivered by Purchaser or Purchaser Subsidiary to Seller at or prior to the Closing pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER AND SELLER SUBSIDIARY
     Except as specifically set forth in the Disclosure Schedule prepared by Seller and delivered to Purchaser simultaneously with the execution hereof, each of Seller and Seller Subsidiary represent and warrant to Purchaser and Purchaser Subsidiary that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete in all material respects (without giving effect to any materiality qualifier therein) as of the Closing Date as though made on the Closing Date. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection, as applicable, of this Agreement and, relates only to such section or subsection, as applicable and to another section or subsection of this Agreement only to the extent the applicability of such disclosure thereto is readily apparent.
     Section 3.1 Authorization. Each of Seller and Seller Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Seller and Seller Subsidiary of this Agreement and the consummation by each of them of the Transactions have been duly authorized by Seller’s and Seller Subsidiary’s Boards of Directors and by the sole shareholder of Seller Subsidiary, and no other corporate action on the part of Seller or Seller Subsidiary is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions, subject only to the approval of this Agreement and the Transactions (including without limitation the sale of the Purchased Assets) by the holders of a majority of the outstanding shares of Seller Common Stock (“Stockholder Approval”).
     Section 3.2 Binding Agreement. This Agreement has been duly executed and delivered by each of Seller and Seller Subsidiary and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement is a valid and binding obligation of Seller and Seller Subsidiary enforceable against Seller and Seller Subsidiary in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 3.3 Good Title Conveyed. The bill of sale and the deeds, endorsements, assignments and other instruments to be executed and delivered by Seller and Seller Subsidiary to Purchaser and Purchaser Subsidiary at the Closing will be valid and binding obligations of Seller and Seller Subsidiary, enforceable in accordance with their respective terms, and will effectively vest in Purchaser or Purchaser Subsidiary, as applicable, good, valid and marketable title to all the assets to be transferred to Purchaser pursuant to and as contemplated by this Agreement free and clear of all Encumbrances, except Encumbrances to be assumed by Purchaser or Purchaser Subsidiary pursuant to the Assumption Agreement.
     Section 3.4 Organization; Qualification of Seller. Each of Seller and Seller Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business and to own those Purchased Assets to be transferred by it to Purchaser; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of its business or the character of its assets requires such qualification, except where the failure to be so qualified or licensed as a foreign corporation could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller and Seller Subsidiary, taken as a whole, or on the Purchased Assets.
     Section 3.5 Subsidiaries and Affiliates. The Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Subsidiary of Seller. All the outstanding capital stock of each Subsidiary of Seller is owned directly by Seller, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary. Seller has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws of Seller and Seller Subsidiary, as presently in effect.
     Section 3.6 Consents and Approvals; No Violations. Except for the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of Seller of the principal terms of this Agreement and the Transactions (the “Proxy Statement”) and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, none of the execution, delivery or performance of this Agreement by Seller or Seller Subsidiary, the consummation by Seller or Seller Subsidiary of the Transactions or compliance by Seller or Seller Subsidiary with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of Seller or Seller Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including, without limitation, consents from parties to loans, contracts, leases, licenses and other agreements to which Seller or Seller Subsidiary is a party) other than documents to record record ownership of registered Seller Intellectual Property, (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Seller or Seller Subsidiary is a party or by which the Purchased Assets are bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, the Purchased Assets, Seller Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller and Seller Subsidiary, taken as a whole, or on the Purchased Assets.
     Section 3.7 SEC Reports and Financial Statements.
     (a) Seller has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Seller SEC Documents”). The Seller SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such acts and the applicable rules and regulations of the SEC thereunder. No Subsidiary of Seller is separately required to make any filings with the SEC.
     (b) The consolidated financial statements of Seller included or incorporated by reference in the Seller SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not material in amount. Since January 1, 2004, there has been no material change in Seller’s accounting methods or principles that would be required to be disclosed in Seller’s financial statements in accordance with GAAP, except as required by applicable law and described in the notes to such financial statements. Except (a) as disclosed in such financial statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date that are immaterial in the aggregate, neither Seller nor Seller Subsidiary has any Liability that has, or could reasonably be expected to have, a material adverse effect on Seller and Seller Subsidiary, taken as a whole, or on Purchaser’s ability to exploit the Purchased Assets.
     Section 3.8 Property Held by Others. The Disclosure Schedule lists all property owned by Seller or Seller Subsidiary and included within the Purchased Assets which is not in the possession of Seller, if any, together, in each case, with the name, address and telephone number of each Person who holds such property.
     Section 3.9 Absence of Certain Changes. Since the Balance Sheet Date, neither Seller nor Seller Subsidiary has:
     (a) permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance;
     (b) sold, transferred, licensed or otherwise disposed of any Purchased Asset; or permitted to lapse any rights to the use of any Seller Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge; or
     (c) agreed, whether in writing or otherwise, to take any action described in this section.
     Section 3.10 Title to Properties; Encumbrances. Each of Seller and Seller Subsidiary has good, valid and marketable title to all the Purchased Assets free and clear of all Encumbrances.
     Section 3.11 Environmental Matters. Each of Seller and Seller Subsidiary is in material compliance with all Environmental Laws. There is no Environmental Claim by any Person that is pending or, to the knowledge of Seller, threatened against Seller, or Seller Subsidiary, or against any Person whose liability for any Environmental Claim Seller or Seller Subsidiary has retained or assumed either contractually or by operation of law.
     Section 3.12 Contracts and Commitments.
     (a) The Disclosure Schedule sets forth each outbound license of Seller Intellectual Property. Except for the outbound licenses of Seller Intellectual Property specified in the Disclosure Schedule, neither Seller nor Seller Subsidiary has any agreements, contracts, commitments or restrictions which are material to the Business.
     (b) Except as set forth in the Disclosure Schedule, neither Seller nor Seller Subsidiary has any outstanding contracts with agents, consultants, advisors, salesmen, sales representatives, distributors or dealers.
     (c) Neither Seller nor Seller Subsidiary is in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract required to be set forth in the Disclosure Schedule pursuant to Section 3.12(a) or 3.12(b).

     (d) Neither Seller nor Seller Subsidiary is restricted by agreement from carrying on its business anywhere in the world.
     (e) Seller has provided Purchaser with a correct and complete copy of each contract identified in the Disclosure Schedules and all amendments thereto and waivers thereunder.
     (f) Except for the contracts set forth in Section 3.12(a) of the Disclosure Schedule for which Seller has provided Purchaser a correct and complete copy (including all amendments thereto and waivers thereunder), no Person has been granted a royalty-free license to any Seller Intellectual Property.
     (g) Except for the contracts set forth in Section 3.12(a) of the Disclosure Schedule for which Seller has provided Purchaser a correct and complete copy (including all amendments thereto and waivers thereunder), no outbound license of Seller Intellectual Property permits the licensee to sublicense or assign such license.
     Section 3.13 Customers. To Seller’s knowledge, there has not been any material adverse change in the business relationship of Seller or Seller Subsidiary with any customer who accounted for more than 5% of its consolidated sales for the year ended December 31, 2005.
     Section 3.14 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of Seller, threatened, against or involving the Seller or Seller Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or Seller Subsidiary pursuant to this Agreement or in connection with the Transactions; and there is no valid basis for any such action, proceeding or investigation. Neither Seller nor Seller Subsidiary is subject to any judgment, order or decree.
     Section 3.15 Compliance with Laws. Each of Seller and Seller Subsidiary has complied in all respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect their business, properties or assets and no notice, charge, claim, action or assertion has been received by Seller or Seller Subsidiary or has been filed, commenced or threatened against Seller or Seller Subsidiary alleging any violation of any of the foregoing, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller and Seller Subsidiary, taken as a whole, or on the Purchased Assets.
     Section 3.16 Employee Benefit Plans. Neither Seller or Seller Subsidiary currently has or has ever had in place, any Plans or is or has been subject to any multi-employer plan.
     Section 3.17 Tax Matters. Seller and Seller Subsidiary has each timely filed, or caused to be filed (taking into account any valid extensions of due dates), all Tax Returns, including information returns and returns for estimated taxes, required by any taxing jurisdiction with respect to Taxes and all Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any return) have been paid in full or are being contested in good faith as described in the Disclosure Schedule, which Tax Returns are complete and accurate in all material respects. Seller and Seller Subsidiary has each withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, members, residents and non-residents and has remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. None of the Tax Returns filed by Seller or Seller Subsidiary has been audited by any taxing authority and, to Seller’s knowledge, there is no such examination currently in progress. No deficiency in the payment of Taxes for any period has been asserted in writing by any taxing authority and remains unsettled. Neither Seller nor Seller Subsidiary has entered into any agreement, waiver or other arrangement providing for any extension of time with respect to the assessment or collection of any Taxes.
     Section 3.18 Intellectual Property.
     (a) The Disclosure Schedule sets forth a true and complete list of all Patents and Patent applications, Trademark registrations and applications, service mark registrations and applications, Software, Copyright registrations and applications, material unregistered Trademarks, service marks, Copyrights and Internet domain names used or held for use by Seller or Seller Subsidiary, together with all licenses related to the foregoing, whether Seller or Seller Subsidiary is the licensee or licensor thereunder.
     (b) Seller or Seller Subsidiary is the sole and exclusive owner of all Seller Intellectual Property, free and clear of all Encumbrances, except for that Intellectual Property indicated in the Disclosure Schedule as being licensed to Seller or Seller Subsidiary, under which Seller or Seller Subsidiary has a valid license, free and clear of all Encumbrances.
     (c) Except as indicated in the Disclosure Schedule, all Patents, registrations and applications for Intellectual Property that are owned by Seller or Seller Subsidiary (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.
     (d) Seller or Seller Subsidiary owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with its business. There are no conflicts with or infringements of any Seller Intellectual Property by any third party. The conduct of the businesses of Seller and Seller Subsidiary does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of Seller, threatened against Seller or Seller Subsidiary (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Seller Intellectual Property.
     (e) The Disclosure Schedule lists all algorithms related to the Business. There is no Software currently or previously, or contemplated to be, licensed, sublicensed or sold to or by Seller or Seller Subsidiary. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-

charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) any Domain Names and the technology supporting and content contained on any Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.
     (f) Each item of Software listed in the Disclosure Schedule is either (i) owned by Seller or Seller Subsidiary, or (ii) currently in the public domain or otherwise available to Seller or Seller Subsidiary without the license, lease or consent of any third party. With respect to the Software set forth in the Disclosure Schedule which Seller or Seller Subsidiary purports to own, such Software was either developed by (x) employees of Seller or Seller Subsidiary within the scope of their employment; or (y) independent contractors who have assigned their rights to Seller or Seller Subsidiary and waived any moral rights in favor of Seller or Seller Subsidiary pursuant to written agreements. The Seller Software generally functions in the manner intended, free of any significant bugs or programming errors.
     (g) Except pursuant to the outbound licenses of Seller Intellectual Property set forth in Section 3.12(a) of the Disclosure Schedule, neither Seller nor Seller Subsidiary has ever distributed to any third party any of the Seller Software and, except as contemplated hereby, no such distribution is presently contemplated. Each of Seller and Seller Subsidiary has taken all actions customary in the software industry to document the Seller Software and its operation, such that the Seller Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers. The Seller Software is free of any undisclosed program routine, device, or other feature, including, without limitation, a time bomb, software lock, drop-dead device, or malicious logic or, as of the time of each delivery, any virus, worm or Trojan horse, that is designed to delete, disable, deactivate, interfere with, or otherwise harm them (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that may result in damage thereto. The components obtained from third party suppliers are free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that might result in damage thereto.
     (h) All employees and consultants of Seller or Seller Subsidiary, whether former or current, have entered into valid and binding agreements with Seller or Seller Subsidiary sufficient to vest title in Seller or Seller Subsidiary of all rights in any Intellectual Property created by such employee or consultant in the scope of his or her services or employment for Seller or Seller Subsidiary, as the case may be.
     (i) Each of Seller and Seller Subsidiary takes and has taken reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information material to its business as currently operated or planned to be operated (together, “Trade Secrets”). No material or significant Trade Secret has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other person, other than pursuant to a written non-disclosure agreement (or other written agreement or employment policy imposing non-disclosure obligations) that adequately protects Seller’s or Seller Subsidiary’s proprietary interests in and to such Trade Secrets. No party to any non-disclosure agreement relating to any Trade Secrets is in breach thereof. All nonpublic information provided by or on behalf of Seller or Seller Subsidiary to third parties (other than Purchaser) has been returned to Seller or destroyed.
     (j) All consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the Transactions, as they may affect the Intellectual Property, have been obtained.
     (k) Neither Seller nor Seller Subsidiary has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Seller Intellectual Property or the Intellectual Property of any third party, except as contained in any license agreements listed in the Disclosure Schedule.
     (l) Neither Seller, Seller Subsidiary, nor Purchaser is, nor will be as a result of the execution and delivery of this Agreement, the other Documents or the performance of its obligations under this Agreement or the other Documents, in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property.
     Section 3.19 Solvency. Neither Seller nor Seller Subsidiary is insolvent and will not be rendered insolvent by the Transactions. As used in this section “insolvent” means that the sum of the debts and other Liabilities of a party exceeds the present fair saleable value of such party’s assets. Immediately after giving effect to the Transactions, the cash available to Seller and Seller Subsidiary, after taking into account all other anticipated uses of the cash, will be sufficient to pay all Liabilities of Seller and Seller Subsidiary. Neither Seller nor Seller Subsidiary intends to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Seller has conducted an auction process with respect to the sale of the Purchased Assets, and based on among other things, the offers of participants in the process, has concluded that it is receiving reasonably equivalent value from Purchaser for the Purchased Assets.
     Section 3.20 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions except for Strategic Equity Group and its assignee Edgewater Capital, LLC, whose fees and expenses shall be paid by Seller. True and complete copies of all agreements between Seller and Strategic Equity Group or Edgewater Capital LLC, including, without limitation, any fee arrangements have been furnished to Purchaser.
     Section 3.21 Full Disclosure. To the knowledge of Seller, Seller has not failed to disclose to Purchaser any facts material to the Purchased Assets. No representation or warranty by Seller or Seller Subsidiary contained in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller or Seller Subsidiary to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     Section 3.22 Proxy Statement. The Proxy Statement will not, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND PURCHASER SUBSIDIARY
     Purchaser represents and warrants to Seller that:
     Section 4.1 Organization. Each of Purchaser and Purchaser Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Purchaser Subsidiary to consummate the Transactions.
     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Purchaser and Purchaser Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser and Purchaser Subsidiary of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser and Purchaser Subsidiary, and no other corporate action on the part of Purchaser or Purchaser Subsidiary is necessary to authorize the execution and delivery by Purchaser or Purchaser Subsidiary of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchaser and Purchaser Subsidiary, and, assuming due and valid authorization, execution and delivery hereof by Seller and Seller Subsidiary, is a valid and binding obligation of Purchaser, enforceable against Purchaser and Purchaser Subsidiary in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Purchaser or Purchaser Subsidiary, the consummation by Purchaser or Purchaser Subsidiary of the Transactions or compliance by Purchaser or Purchaser Subsidiary with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser or Purchaser Subsidiary, (ii)

require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Purchaser Subsidiary is a party or by which any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Purchaser Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser or Purchaser Subsidiary to consummate the Transactions.
     Section 4.4 Brokers or Finders. Neither Purchaser nor Purchaser Subsidiary has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.
     Section 4.5 Information Supplied. None of the information to be supplied by or on behalf of Purchaser or Purchaser Subsidiary in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE V
COVENANTS
     Section 5.1 Interim Operations of Seller and Seller Subsidiary. Each of Seller and Seller Subsidiary shall procure that, and each of Seller and Seller Subsidiary covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule or (iii) as may be agreed in writing by Purchaser in its sole discretion:
     (a) neither Seller nor Seller Subsidiary shall (i) modify, amend or terminate any contract identified on Schedule E hereto or any material contract or waive, release or assign any material rights or claims, (ii) enter into, terminate or amend any contract identified on Schedule E hereto or any material contract, (iii) incur any material liability, (iv) permit the Purchased Assets to become subject to any Encumbrance or (v) sell, transfer, lease, license or otherwise dispose of any of the Purchased Assets or Seller Intellectual Property;
     (b) neither Seller nor Seller Subsidiary shall adopt a plan of complete or partial liquidation or dissolution; provided, that, Seller may adopt a plan of dissolution in accordance with the DGCL if and only if (x) such plan provides for the consummation of the Transactions in accordance with the terms of this Agreement; (y) such plan is adopted in accordance with the DGCL; and (z) Seller does not adopt a plan of distribution or make any distribution on or prior to the 213th day after the Closing Date;

     (c) neither Seller nor Seller Subsidiary shall adopt a plan of complete or partial merger, consolidation, restructuring, recapitalization or other reorganization; provided, that, Seller may adopt a plan of merger for the sole purpose of the sale of Seller as a corporate shell and without any of the Purchased Assets if and only if such plan includes the consummation of the Transactions in accordance with the terms of this Agreement and Seller demonstrates that such plan will not delay either the solicitation of proxies in favor of the Transactions or the consummation of the Transactions;
     (d) each of Seller and Seller Subsidiary shall file, on a timely basis, with appropriate taxing authorities all Tax Returns required to be filed prior to the Closing Date and timely pay all Taxes related thereto;
     (e) neither Seller nor Seller Subsidiary shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in ARTICLE VI not being satisfied, or would make any representation or warranty of Seller or Seller Subsidiary contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Seller, Purchaser or Seller Subsidiary to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and
     (f) neither Seller nor Seller Subsidiary shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.
     Section 5.2 Access; Confidentiality. Seller and Seller Subsidiary shall use its best efforts to preserve the organization of their book, records and customer data and reports in the same manner and format as previously made available to Purchaser. Between the date of this Agreement and the Closing, Seller and Seller Subsidiary shall (i) afford Purchaser and its authorized representatives reasonable access to all offices and other facilities and to all books and records, (ii) permit Purchaser to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of Seller.
     Section 5.3 Stockholder Meeting. Seller shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders to approve the principal terms of this Agreement and the Transactions (the “Stockholder Meeting”). Seller shall, through its Board of Directors, recommend to its stockholders approval of the principal terms of this Agreement and the Transactions and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Seller’s obligations pursuant to the first sentence of this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication of any Acquisition Proposal. Seller shall not withdraw or modify such approval or recommendation of this Agreement or the Transactions.

     Section 5.4 Proxy Statement. As promptly as practicable after the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement. Seller shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. Seller shall promptly (i) notify Purchaser upon the receipt of any such comments or requests and (ii) provide Purchaser with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (i) Seller shall provide Purchaser with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (ii) Seller shall include in such drafts, correspondence and filings all comments reasonably proposed by Purchaser and (iii) to the extent practicable, Seller and its outside counsel shall permit Purchaser and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. If at any time prior to the Stockholders Meeting any event shall occur, or fact or information shall be discovered that should be set forth in an amendment of or a supplement to the Proxy Statement, Seller shall, in accordance with the foregoing procedures, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable law, cause such amendment or supplement to be distributed to the stockholders of Seller. Each of Purchaser and Purchaser Subsidiary shall cooperate with Seller in connection with the preparation of the Proxy Statement and shall provide in a timely fashion all information requested by Seller concerning Purchaser and Purchaser Subsidiary that is required to be included in the Proxy Statement.
     Section 5.5 Efforts and Actions to Cause Closing to Occur.
     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser, Purchaser Subsidiary, Seller and Seller Subsidiary shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.
     (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions.
     (c) Seller shall use its best efforts to obtain the release of the liens and judgments described in Section 3.3 of the Disclosure Schedule (other than tax liens, which shall be discharged in accordance with (i) below) and otherwise shall obtain, prior to the Closing, (i) the unconditional release of each Person holding a tax or other lien (other than those liens, excepting tax liens, and judgments described in Section 3.3 of the Disclosure Schedule) on property owned or leased by Seller or Seller Subsidiary and (ii) the unconditional consent to the Closing and the other Transactions of each other party to each material contract with Seller or Seller Subsidiary. All such releases and consents, to the extent obtained, shall be in writing and executed counterparts thereof shall be delivered to Purchaser at or prior to the Closing.
     Section 5.6 Notification of Certain Matters.
     (a) From time to time prior to the Closing, Seller and Seller Subsidiary shall promptly supplement or amend the Disclosure Schedule with respect to any matter existing or occurring as of or prior to the date of this Agreement that was required to be set forth or described in the Disclosure Schedule in order to make any representation or warranty in the Agreement true and complete. No supplement or amendment of the Disclosure Schedule made after the execution hereof by Seller or Seller Subsidiary pursuant to this section 5.6(a) or otherwise shall, except as set forth in Section 5.6(b), be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.
     (b) From time to time prior to the Closing, Seller and Seller Subsidiary shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the date of this Agreement that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule in order to make any representation or warranty in the Agreement true and correct. Should Seller or Seller Subsidiary supplement the Disclosure Schedule in respect of circumstances set forth in this Section 5.6(b), Purchaser shall have the right in its sole discretion to terminate this Agreement. Should Purchaser elect not to terminate this Agreement under these circumstances but rather to consummate the Transactions, then, unless Purchaser and Seller agree otherwise in writing, Purchaser shall be deemed to have waived the breach to the extent disclosure was required and made pursuant to this Section 5.6(b).
     (c) Seller and Seller Subsidiary shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in ARTICLE VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any failure of Seller and Seller Subsidiary or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.7 No Solicitation of Competing Transaction.
     (a) Neither Seller, Seller Subsidiary nor any Affiliate thereof shall (and Seller shall cause the officers, directors, employees, representatives and agents of Seller, Seller Subsidiary and each Affiliate thereof, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal. Seller shall not approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, Seller and Seller Subsidiary and their representatives shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and Seller and Seller Subsidiary shall request (or if Seller or Seller Subsidiary has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previous furnished to others in connection with efforts to sell the Purchased Assets, Seller or Seller Subsidiary. Seller shall immediately notify Purchaser of the existence of any proposal or inquiry received by Seller, Seller Subsidiary or their representatives and Seller shall immediately communicate to Purchaser the terms of any proposal or inquiry which may be received (and shall immediately provide to Purchaser copies of any written materials received by Seller in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.
     (b) Neither Seller’s Board of Directors nor Seller Subsidiary’s Board of Directors shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval by such Boards of Directors of this Agreement or the Transactions or recommendation to their stockholders, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) authorize Seller or Seller Subsidiary to enter into any agreement (other than pursuant to this Agreement) with respect to any Acquisition Proposal.
     (c) Notwithstanding the foregoing clauses (a) and (b), Seller may engage in discussions with third parties for the sole purpose of the sale of Seller as a corporate shell and without any of the Purchased Assets if and only if the terms would include the consummation of the Transactions in accordance with the terms of this Agreement and Seller demonstrates that such transaction will not delay either the solicitation of proxies in favor of the Transactions or the consummation of the Transactions.
     Section 5.8 No Assumption of Labor Liabilities. Neither Purchaser nor Purchaser Subsidiary shall assume any labor agreements or any liabilities thereunder or the fringe benefit plans or any other liabilities which Seller or Seller Subsidiary may have with respect to any union or employees (including former employees) either on the date hereof or the date of the Closing, including liabilities of Seller or Seller Subsidiary with respect to payment of wages or pensions which may have accrued, vested or been earned prior to the Closing and liabilities of Seller or Seller Subsidiary to contribute to pension or other fringe benefit plans with respect to or on account of service prior to the Closing, and/or any other term or condition of employment.

     Section 5.9 Subsequent Actions.
     (a) If at any time after the Closing but prior to the dissolution of Seller, Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or Purchaser Subsidiary, its right, title or interest in, to or under any or all of the Purchased Assets or otherwise to carry out this Agreement, Seller and Seller Subsidiary shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or Purchaser Subsidiary or otherwise to carry out this Agreement.
     (b) In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.
     Section 5.10 Publicity. Seller’s and Seller Subsidiary’s initial press release with respect to the execution of this Agreement shall be subject to Purchaser’s prior review, opportunity for comment, and approval, which shall not be unreasonably withheld. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to ARTICLE VII, neither Seller, Seller Subsidiary nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior review, opportunity for comment, and approval by Purchaser, which shall not be unreasonably withheld, except as may be required by law or by any listing agreement. In the event that Seller or Seller Subsidiary is required by applicable law or listing agreement to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions, it shall promptly notify Purchaser in advance of any such disclosure, and provide Purchaser with the text of any disclosure language, statement or announcement and will reasonably cooperate with Purchaser to the extent it may seek to limit such disclosure or comment on the form or substance of such disclosure.
     Section 5.11 Mail Received After Closing. Seller and Seller Subsidiary shall, promptly upon the Closing, file with the United States Postal Service a change of address notification to direct all mail sent to Seller or Seller Subsidiary to Purchaser.
     Section 5.12 Access to Books and Records. On and after the Closing and until dissolution of Seller, during normal business hours, Seller and Seller Subsidiary will permit Purchaser and its auditors, through their authorized representatives, to have access to and examine and make copies of all books and records relating to the Purchased Assets which are not delivered to Purchaser pursuant hereto.
     Section 5.13 Waiver of Bulk Sales Requirement. Each of the parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions. Seller and Seller Subsidiary agree to pay and discharge in due course and will indemnify and save harmless Purchaser, from and against all claims made by creditors of Seller and Seller Subsidiary, including expenses and attorneys’ fees incurred by Purchaser in defending against such claims.
     Section 5.14 Accounts Receivable. In its attempt to collect royalties or accounts receivable, Seller shall not, and shall cause its agents not to, take any action that could reasonably be expected to negatively affect Purchaser’s relationship with any licensee of Seller Intellectual Property. Notwithstanding that the accounts receivable are included among the Purchased Assets, Purchaser shall pay to Seller on or prior to the 70th day after the end of the calendar quarter during which the Closing occurs, the Closing Quarter Royalty Payment. The “Closing Quarter Royalty Payment” shall be an amount equal to the product of (X) the total amount of self reported royalties actually received by Purchaser on or prior to the 60th day after the end of the calendar quarter during which the Closing occurs earned under the Assumed Contracts in respect of such quarter multiplied by (Y) a fraction, the numerator of which is the actual number of days elapsed during such quarter prior to the Closing Date and the denominator of which is the total number of days in such quarter. Subject to Purchaser’s obligation in respect of the Closing Quarter Royalty Payment, Seller and Seller Subsidiary shall promptly remit to Purchaser all royalty payments received in respect of the Assumed Contracts after the Closing.
     Section 5.15 Proxy Solicitation Efforts. Seller shall (x) engage the services of Georgeson Shareholder Services or another Person reasonably acceptable to Purchaser to act as a proxy solicitation agent to solicit proxies voting in favor of the Transactions; (y) make presentations explaining Seller’s rationale for the Transactions and explaining why the Transactions are in the best interests of Seller and its stockholders to any Person which will potentially issue a recommendation as to how Seller’s stockholders should vote at the Stockholders Meeting; and (z) otherwise use its best efforts to secure Stockholder Approval for the Transactions.
     Section 5.16 Post-Closing Assignment. Should Seller or Seller Subsidiary identify after the Closing Date a contract or License related to the Seller Intellectual Property, it shall give prompt written notice of such fact to Purchaser and, at the written request of Purchaser, assign any contract or License relating to the Seller Intellectual Property to Purchaser or Purchaser Subsidiary as Purchaser may request in its sole discretion.
     Section 5.17 Pre-Closing Delivery. Immediately prior to the Closing, Seller shall make available to Purchaser at Purchaser’s offices the hard drive resident in Phil Brown’s computer located at 2025 Gateway Place, Suite 365, San Jose, California 95110 as of April 13, 2006 and the DVDs containing the source code for the algorithms, development platforms and Software specified in the Disclosure Schedules together with the passwords and other information necessary to access the data on such mediums. It shall be a condition precedent to Purchaser’s obligation to effect the Closing that it is capable of accessing the data on such mediums and is able to confirm that such data conforms in all material respects to the data thereon examined by Purchaser during its site visit to Seller’s San Jose offices on April 13, 2006.

ARTICLE VI
CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
     (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; and
     (b) Stockholder Approval. Stockholder Approval shall have been obtained.
     Section 6.2 Conditions to Obligations of Purchaser and Purchaser Subsidiary to Effect the Closing. The obligations of Purchaser and Purchaser Subsidiary to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
     (a) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity affecting Purchaser’s or Purchaser Subsidiary’s ability to exploit the Purchased Assets or seeking to preclude consummation of the Transaction;
     (b) Intentionally Omitted.
     (c) Officer’s Certificate. Seller and Seller Subsidiary shall have delivered to Purchaser and Purchaser Subsidiary at the Closing a certificate signed by the chief executive officer of Seller and Seller Subsidiary, dated the Closing Date, in form and substance satisfactory to Purchaser, to the effect that, as of the Closing Date, (w) all of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality are true and complete, (x) all such representations and warranties that are not so qualified are true and complete in all material respects, (y) there has not occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of Seller and Seller Subsidiary, taken as a whole, or on the Purchased Assets and (z) Seller and Seller Subsidiary have performed all obligations required under this Agreement to be performed by it at or prior to the Closing;
     (d) Consents Obtained. All consents and approvals of any Person necessary to the consummation of the Closing and the other Transactions, including consents and approvals from parties to loans, contracts, leases, licenses or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing;
     (e) Material Adverse Change. There shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of Seller and Seller Subsidiary taken as a whole or on Purchaser’s or Purchaser Subsidiary’s ability to exploit the Purchased Assets;
     (f) Intentionally Omitted.
     (g) Material Liabilities. No facts or circumstances shall exist which, in the good faith but sole and exclusive judgment of Purchaser, could result in Purchaser or Purchaser Subsidiary becoming liable for any Liabilities of Seller or Seller Subsidiary other than those to be assumed pursuant to the Assumption Agreement.
     (h) Representations and Warranties. All of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;
     (i) Confirming Inspection. Seller shall have made available to Purchaser at Purchaser’s offices, immediately prior to the Closing the hard drive resident in Phil Brown’s computer located at 2025 Gateway Place, Suite 365, San Jose, California 95110 as of April 13, 2006 and the DVDs containing the source code for the algorithms, development platforms and Software specified in the Disclosure Schedules together with the passwords and other information necessary to access the data on such mediums and Purchaser shall be capable of accessing the data on such mediums and be able to confirm that such data conforms in all material respects to the data thereon examined by Purchaser during its site visit to Seller’s San Jose offices on April 13, 2006.
     (j) Breach. Neither Seller nor Seller Subsidiary shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Seller or Seller Subsidiary to be performed or complied with by it under this Agreement.
     The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser.
     Section 6.3 Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
     (a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;
     (b) Breach. Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Purchaser to be performed or complied with by it under this Agreement; and

     (c) Officer’s Certificate. Purchaser shall have delivered to Seller at the Closing a certificate signed by the chief executive officer of Purchaser, dated the Closing Date, in form and substance satisfactory to Seller, to the effect that, as of the Closing Date, (x) all of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality are true and complete, (y) all such representations and warranties that are not so qualified are true and complete in all material respects, and (z) Purchaser has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.
     The foregoing conditions are for the sole benefit of Seller and may be waived by Seller, in whole or in part, at any time and from time to time in the sole discretion of Seller.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. The Transactions may be terminated or abandoned at any time prior to the Closing Date:
     (a) By the mutual written consent of Purchaser and Seller;
     (b) By either Purchaser or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;
     (c) By Seller:
          if Purchaser or Purchaser Subsidiary shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Seller to Purchaser specifying such breach; or
          on or after June 30, 2007, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Seller or Seller Subsidiary;
     (d) By Purchaser:
          if Seller or Seller Subsidiary shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Purchaser to Seller specifying such breach; or
          on or after June 30, 2007, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

     Section 7.2 Effect of Termination. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser, Purchaser Subsidiary, Seller or Seller Subsidiary except (A) for fraud, (B) for breach of this Agreement prior to such termination or abandonment of the Transactions and (C) as set forth in Section 10.1; provided, that, if this Agreement is terminated subsequent to the Stockholders Meeting and Stockholder Approval is not obtained thereat, then, unless Seller shall have complied in all respects with its obligations pursuant to Section 5.15, Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with the Transactions.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Indemnification; Remedies.
     (a) Seller and Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Losses that arise out of any breach by Seller or Seller Subsidiary of its representations and warranties contained in or made pursuant to this Agreement; and
     (b) Seller and Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Losses that arise out of any breach by Seller or Seller Subsidiary of its covenants or agreements contained in or made pursuant to this Agreement;
     (c) Seller and Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Losses related to Excluded Liabilities; and
     (d) Seller and Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Losses that arise from the failure to obtain any required consent (with respect to the assignment of the Assumed Contracts) in connection with the Transactions.
     Section 8.2 Limitations.
     (a) No claim for the recovery of any Losses pursuant to section 8.1(a) may be asserted by any Purchaser Indemnified Person more than 183 days after the Closing Date; provided, however, that claims first asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to such date shall not thereafter be barred by the expiration of such indemnification period.
     (b) Seller shall have no liability for indemnification until the total of all Losses exceeds $50,000 U.S., but once such amount has been exceeded, Seller shall be liable for all Losses in excess of the first $15,000 U.S. of Losses.

     Section 8.3 Notice of Claim; Defense. Purchaser shall give Seller prompt (and in any event within 183 days after the Closing Date for a claim made pursuant to Section 8.1(a) above) notice of any third-party claim that may give rise to any indemnification obligation under this Article VIII, together with the estimated amount of such claim, and Seller shall, with the approval of Purchaser which shall not be unreasonably withheld, have the right to assume the defense at Seller’s expense of any such claim through counsel of Seller’ own choosing by so notifying Purchaser within 30 days of the first receipt by Seller of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of, and then only to the extent of, actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Seller exists in respect of such third-party claim, Seller shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to eliminate such conflict. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute any third-party claim, Purchaser shall agree to any reasonable settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges Purchaser and the Purchaser Indemnified Persons from the full amount of liability in connection with such third-party claim; provided, however, that, Seller shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchaser or any Affiliate of Purchaser or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.
     Section 8.4 Survival of Indemnification Claims. The indemnification obligations set forth in this Article VIII shall survive the Closing.
     Section 8.5 Tax Effect of Indemnification Payments. All indemnity payments made by Seller or Seller Subsidiary to Purchaser Indemnified Persons pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.
     Section 8.6 Survival of Covenants, Representations and Warranties. Each of the covenants, representations and warranties of Seller in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter except as limited by Section 8.2(a); provided, that, the covenants in Section 5.9, Section 5.12 and Section 5.16 shall terminate on the 275th day following the Closing Date; and provided further, that, notwithstanding the termination of any covenant, Seller and Seller Subsidiary shall remain liable for any breach thereof that occurred prior to such termination.

ARTICLE IX
DEFINITIONS AND INTERPRETATION
     Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
     “Acquisition Proposal” shall mean any proposal or offer made by any Person other than Purchaser to acquire all or any portion of the Purchased Assets or any capital stock of Seller or Seller Subsidiary, whether by merger, tender offer, exchange offer, sale of assets, license or similar transactions involving the Seller or Seller Subsidiary.
     “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
     “Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.
     “Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
     “Assumed Contracts” shall mean (x) all contracts, Licenses and other agreements of Seller or Seller Subsidiary set forth on Exhibit E (as may be supplemented from time to time by Purchaser in its sole discretion prior to the Closing solely to add additional contracts, Licenses and other agreements), (y) such additional contracts or licenses of Seller or Seller Subsidiary as are selected by Purchaser by written notice to Seller and (z) such additional contracts, Licenses and other agreements as are assigned to Purchaser pursuant to Section 5.16.
     “Assumed Liabilities” shall have the meaning ascribed thereto in Section 1.2.
     “Assumption Agreement” shall have the meaning ascribed thereto in Section 1.1.
     “Balance Sheet” shall mean the most recent audited balance sheet of the Seller and Seller Subsidiary in the Seller SEC Documents.
     “Balance Sheet Date” shall mean December 31, 2005.
     “Business” shall mean the research, development, marketing, sale, service and licensing of audio and optical disc technologies, products and services.
     “Closing” shall mean the closing referred to in Section 2.1.
     “Closing Date” shall mean the date on which the Closing occurs.
     “Closing Quarter Royalty Payment” shall have the meaning ascribed thereto in Section 5.14.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.
     “DGCL” shall mean the Delaware General Corporation Law.
     “Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Seller and delivered to Purchaser simultaneously with the execution hereof.
     “Effective Time” shall mean 10:00 a.m. local time on the Closing Date.
     “Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title, transfer or use of any nature whatsoever other than liens for taxes, assessments or other governmental charges which were incurred in the ordinary course of business and are not due and payable.
     “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Seller or Seller Subsidiary, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Liabilities” shall have the meaning ascribed thereto in Section 1.3.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     “Intellectual Property” shall mean all of the following: Trademarks, Patents, ideas, Copyrights, domain names, Trade Secrets, know-how and Licenses.
     “Liabilities” shall mean all liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown and whether or not due.
     “Licenses” shall mean all licenses and agreements pursuant to which Seller or Seller Subsidiary has acquired rights in or to any Trademarks, Patents or Copyrights used by or for the benefit of Seller or Seller Subsidiary, or licenses and agreements pursuant to which Seller or Seller Subsidiary has licensed or transferred the right to use any Trademark, Patent or Copyright.
     “Losses” shall mean any and all losses, Liabilities, claims, diminution of value, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under ARTICLE VIII) incurred by any of the Purchaser Indemnified Persons.
     “Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.
     “Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority there from, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.
     “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
     “Plan” shall have the meaning set forth in ERISA Section 3(3).
     “Proxy Statement” shall have the meaning ascribed thereto in Section 3.6.
     “Purchased Assets” shall have the meaning ascribed thereto in Section 1.1.
     “Purchaser” shall have the meaning ascribed thereto in the Preamble.
     “Purchaser Subsidiary” shall have the meaning ascribed thereto in the Preamble.
     “Purchaser Indemnified Persons” shall mean Purchaser, Purchaser Subsidiary, each of their Affiliates and each of their officers, directors, employees, agents and representatives.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “SEC” shall mean the United States Securities and Exchange Commission.
     “Seller” shall have the meaning ascribed thereto in the Preamble.
     “Seller Common Stock” shall mean the common stock of Seller.
     “Seller Intellectual Property” shall mean all Intellectual Property of Seller or Seller Subsidiary or used in connection with the Business.
     “Seller Software” means all material computer programs and computer databases, other than off-the-shelf applications, which are owned or otherwise used by Seller or Seller Subsidiary.
     “Seller SEC Documents” shall have the meaning ascribed thereto in Section 3.7.
     “Seller Subsidiary” shall have the meaning ascribed thereto in the Preamble.
     “Stockholder Approval” shall have the meaning ascribed thereto in Section 3.1.
     “Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
     “Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
     “Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same including all common law rights and common law rights therein.
     “Trade Secrets” shall have the meaning ascribed thereto in Section 3.18.

     “Transactions” shall mean all the transactions provided for or contemplated by this Agreement.
     “Transfer Taxes” shall mean all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.
     “Transfer Tax Payor” shall mean the party which has primary legal responsibility for the payment of any particular Transfer Tax.
     Section 9.2 Interpretation.
     (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.
     (b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
     (c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
     (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
     (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
     (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
     (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X
MISCELLANEOUS
     Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement (including in the proviso of Section 2.2 and in Section 7.2) and except that all Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by Seller. The Transfer Tax Payor shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and if the Transfer Tax Payor is Purchaser or its Affiliates, Seller shall, except as set forth in the following sentence, reimburse the Transfer Tax Payor for the amount of such Transfer Tax in immediately available funds within ten (10) business days of receipt of such notice. Notwithstanding the preceding sentence, Purchaser shall be responsible for Transfer Taxes incurred with respect to the transfer by Seller to Purchaser of tangible personal property having a fair market value of up to $20,000 U.S. and, to the extent Transfer Taxes with respect to the transfer by Seller to Purchaser of tangible personal property having a fair market value of up to $20,000 U.S. are paid by Seller, Purchaser shall reimburse Seller in respect of such Transfer Taxes by wire transfer of immediately available funds within ten (10) business days of receipt of notice and proof of payment from Seller.
     Section 10.2 Amendment and Modification. Subject to the revision of Schedule E by Purchaser as contemplated by the definition of “Assumed Contracts,” this Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):
if to Purchaser or Purchaser
Subsidiary, to:
DTS, Inc.
5171 Clareton Drive
Agoura Hills, CA 91301
Attention: General Counsel
Telephone: (818) 706-3525
Telecopy: (818) 824-2470
with a copy to:

Heller Ehrman
4350 La Jolla Village
Seventh Floor
San Diego, CA 92122
Attention: Kirt Shuldberg, Esq.
Telephone: (858) 450-5766
Telecopy: (858) 587-5928
And
if to Seller or Seller
Subsidiary, to:
Spatializer Audio Laboratories, Inc.
4215 Tierra Rejada Rd.
PMB 159
Moorpark, CA 93021
Attention: Henry Mandell, CEO
Telephone:
Telecopy:
With a copy to:
Reed Smith LLP
1901 Avenue of the Stars
Suite 700
Los Angeles, California 90062
Attention: John Iino, Esq.
Telephone: (310) 734-5200
Telecopy: (310) 734-5299
     Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and the Purchaser Indemnified Persons any rights or remedies hereunder.

     Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof; provided, that, the General Corporation Law of the State of Delaware shall apply to the extent applicable.
     Section 10.8 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the County of Los Angeles, California in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the County of Los Angeles, California.
     Section 10.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 10.10 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 10.11 Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.
     Section 10.12 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 10.13 Joint and Several Liability. Purchaser and Purchaser Subsidiary shall be jointly and severally liable for all obligations of Purchaser Subsidiary hereunder or under any agreement executed by Purchaser Subsidiary and delivered to Seller at the Closing, including without limitation the Assumption Agreement.

     IN WITNESS WHEREOF, Purchaser, Purchaser Subsidiary, Seller and Seller Subsidiary have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon Kirchner
	Title:	President & Chief Executive Officer

DTS BVI LIMITED
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman

SPATIALIZER AUDIO LABORATORIES, INC.
By:	/s/ HENRY R. MANDELL
	Name:	Henry R. Mandell
	Title:	Chairman

DESPER PRODUCTS, INC.
By:	/s/ HENRY R. MANDELL
	Name:	Henry R. Mandell
	Title:	President